EXHIBIT 21.1

Direct and Indirect Subsidiaries of Phillips Edison Grocery Center REIT III, Inc.

Phillips Edison Grocery Center OP GP III, LLC

Phillips Edison Grocery Center Operating Partnership III, L.P.

St. Cloud Station LLC

The subsidiaries listed above are all organized in the State of Delaware.